EXHIBIT 3.1 - AMENDMENT TO ARTICLES OF INCORPORATION

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

OPTIMUMBANK HOLDINGS, INC.

OPTIMUMBANK HOLDINGS, INC., a Florida corporation (the “Corporation”), hereby adopts the following Articles of Amendment to its Articles of Incorporation, pursuant to the provisions of the Florida Business Corporation Act (the “Act”):

1. Amendment. Paragraph (a) of Article III is hereby deleted in its entirety and replaced with the following (the “Amendment”):

“(a) The aggregate number of shares of stock of all classes that the corporation shall have authority to issue is 11,000,000 shares, of which 5,000,000 shares shall be common stock, $.01 par value per share (“Common Stock”), and of which 6,000,000 shares shall be preferred stock, no par value (“Preferred Stock”).

On the close of business on January 11, 2016 (the “Effective Time”), each ten (10) shares of Common Stock issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof or the Corporation, be combined and converted into one (1) share of Common Stock, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Rather, fractional shares created as a result of the Reverse Stock Split shall be rounded up to the next largest whole number, such that, in lieu of fractional shares, each shareholder who otherwise would be entitled to receive fractional shares of Common Stock as a result of the Reverse Stock Split shall instead be entitled to receive the next largest whole number of shares of Common Stock.”

2. Approval of Amendment. The Amendment was approved and adopted by all of the directors of Company by written consent on December 22, 2015. The amendment did not require the approval of the shareholders of the Company under the Act or the Company’s Articles of Incorporation or Bylaws.

3. Effective Time and Date of Amendment. The Amendment shall become effective as of the close of business on January 11, 2016.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this 22th day of December, 2015.

OPTIMUMBANK HOLDINGS, INC.

By:	/s/ Joel Klein
Title:	Director